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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
GraphOn Corporation:

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 23, 2004, relating to the consolidated financial statements of GraphOn Corporation, which is contained in that Prospectus, and of our report dated February 23, 2004, relating to the financial statement schedule, which is contained in Part II of the Registration Statement. Our report on the consolidated financial statement contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO SEIDMAN, LLP BDO Seidman, LLP

San Jose, California
September 26, 2005

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  Exhibit 23.2